Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170223 and No. 333-170224 on Form S-8 of our reports dated March 6, 2012, relating to the financial statements of Bravo Brio Restaurant Group, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 25, 2011.

We also consent to the reference to us under the heading “Selected Financial Data” appearing in this Annual Report on Form 10-K.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio

March 6, 2012